410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO-(March 16, 2017)-The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) today declared quarterly cash dividends of $0.22 per share of the Company’s Common Stock and $0.165 per share of the Company’s Class B Stock.

The dividends declared today will be payable on June 2, 2017 to stockholders of record at the close of business on May 19, 2017. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last thirteen years.

The Company expects to release earnings for its third quarter of fiscal 2017 after the close of the U.S. stock market on Wednesday, June 7, 2017 and to host an Investor Teleconference on Thursday, June 8, 2017. Teleconference details will be communicated via web alert approximately one week prior to the call.

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Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for crop and horticultural, fluids purification, animal health, sports field, industrial and automotive markets and is a leading manufacturer of cat litter.

Reagan B. Culbertson
Investor Relations Manager
reagan.culbertson@oildri.com
(312) 706 3256